CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 2-96141 of our report dated February 23, 2005 relating to the financial statements of Sound Shore Fund, Inc., appearing in the annual report to shareholders for the year ended December 31, 2004, and to the references to us under the captions "Financial Highlights" in the Prospectus, and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 27, 2005